RESTRUCTURING AGREEMENT

         RESTRUCTURING AGREEMENT, dated December 13, 1996, by and among Tel-Save Holdings, Inc., a Delaware corporation ("Holdings"), Tel-Save, Inc., a Pennsylvania corporation and wholly owned subsidiary of Holdings ("TS"), American Business Alliance, Inc., a Pennsylvania corporation ("ABA"), Mr. Sam Means, Mr. Scot Arch and Ms. Ellen Arch and the Voting Trust U/A dated September 1, 1993 (the "Voting Trust"), under which Mr. Ralph Arch is the Trustee (collectively, the "Shareholders"), and Mr. Ralph Arch.

                              W I T N E S S E T H:

         WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of July 23, 1996 (as amended to the date hereof and including the ABA Disclosure Memorandum dated August 27, 1996 attached hereto as Appendix A (the "ABA Disclosure Memorandum ") and the Exhibits thereto, but without giving effect to the provisions hereof, the "Original Agreement"), among Holdings, ABA and the Shareholders, the parties thereto had agreed, among other things and subject to the terms and conditions thereof, including that Holdings had the unilateral right to terminate the Original Agreement in its sole discretion, to a transaction whereby ABA would, through a statutory merger, become a subsidiary of Holdings and TS would make advances of up to $12.2 million to ABA pending the consummation of such merger;

         WHEREAS, since the signing of the Original Agreement, TS has advanced in excess of $12.2 million to ABA under the Original Agreement, for which ABA is indebted to TS and which exceeds the maximum amount that TS was to advance under the Original Agreement, and TS is not prepared to continue to advance further funds to ABA;

         WHEREAS, there have been a number of disagreements between and among the parties to the Original Agreement in respect of the transactions proposed therein, including allegations of bad faith and attempted interference with the benefit of the proposed transactions, ABA and the Shareholders are in default in certain of their obligations under the Original Agreement and Holdings is not now prepared to proceed with the transactions as provided therein and is not obliged, by the terms of the Original Agreement, to do so; and

         WHEREAS, the parties to the Original Agreement wish to provide for the settlement of their differences and out-standing obligations and have agreed to do so on the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         A. Definitions Except as otherwise herein defined, capitalized terms used herein shall be defined as in the Original Agreement.

                                   ARTICLE II

                             SETTLEMENT TRANSACTIONS

         A.  Asset Purchase

                  1. On the terms and conditions hereof and on the date hereof, ABA shall sell, assign, convey and transfer to TS all of ABA's right, title and interest in, to and under the Transferred Assets (as hereinafter defined), in consideration of TS' payments and assumptions as provided in Section II.A.2 hereof.

                  2. In consideration of ABA's sale, assignment and transfer as provided in Section II.A.1 hereof and the grant of the option in Section II.E. hereof, on the terms and conditions hereof and on the date hereof, TS shall pay to ABA the amount of $9,450,000 (the "Purchase Amount") by delivery to ABA of two TS checks, each in the amount of $4,725,000, shall assume the Assumed Liabilities (as hereinafter defined) (it being expressly understood and agreed that TS shall not assume, or be deemed to have assumed, any other liability, including, without limitation, any Excluded Liability) and, to the extent provided herein, shall release ABA from its outstanding obligations (as described in the Statement of Account, dated October 31, 1996 attached hereto as Appendix B) to make payments to TS for services or advances under the Restated Partition Agreement. The Purchase Amount shall be allocated to the Transferred Assets as provided in Schedule 1 hereto.

                  3.  For purposes of this Agreement:

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         (a) "Transferred Assets" shall mean and include,  collectively,  all of
ABA's right, title and interest in, to and under the following, whether or not any of such assets has any value for accounting purposes, as the same shall exist on the date hereof:

         (i) all end-users and customers (collectively, the "Customers") at any time provisioned (or to be provisioned) by TS, or using services or billing, under the Restated Partition Agreement, or with respect to which ABA has submitted a telephone line to TS in respect of an advance under the Partition Agreement, or with respect to which ABA has submitted an ANI to TS in respect of provisioning under the Partition Agreement, including, without limitation, the following:

                   (1) all contracts or other agreements entered into between ABA and the Customers (now existing or hereafter created), together with all letters of agency relative thereto (as amended or modified, collectively, the "Customer Agreements");

                   (2) all rights of ABA to receive moneys due and to become due under or pursuant to the Customer Agree- ments;

                   (3) all rights of ABA to receive proceeds of any insurance, indemnity, warranty, guaranty or security deposit with respect to the Customer Agreements;

                   (4) all claims of ABA for damages arising out of or for breach of or default under the Customer Agree- ments;

                   (5) all rights of ABA to terminate the Customer Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

                   (6) all rights to use the ABA lists of Customers, their telephone lines and any ANIs thereof, including, without limitation, the rights to contact and market to Customers;

                   (7) all data, records and other information with respect to any of the Customers or any transactions therewith, whether in written, electronic or other form;

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                   (8) all accounts  receivable  arising in connection  with the
         Customer Agreements or otherwise from any Customer;

                   (9) all customer identification codes (CIC codes) used or held by ABA in connection with the Customers or the provision of services thereto;

                   (10) all rights to use the American Business Al- liance, Inc. name and logo and variations thereof in the provision of services to the Customers and in other communications with the Customers; and

                   (11) to the extent not included in the foregoing, all proceeds of any and all of the foregoing;

         (ii) all cash and cash equivalents assets of ABA, including, without limitation, any cash or other assets held in any lock box established pursuant to the Lock Box Agreement as provided in the Restated Partition Agreement, and any notes or accounts receivable of ABA;

         (iii) all computers and computer hardware and software used or held for use in connection with the Customers, including any licenses with respect thereto;

         (iv) the ABA lease ("Lease"), as in effect on the date hereof and as to be amended with respect to the building located in Kingston, Pennsylvania, which Lease, as amended, is described in Schedule 2, and all furniture, furnishings and fixtures located therein or thereon, a summary of the terms of which Lease is included in Schedule 2 hereto;

         (v) such other of ABA's right, title and interest in, to and under all of the properties, assets and business of ABA (including, without limitation, the name "American Business Alliance, Inc." and variations and abbreviations thereof and all rights to use same throughout the world, all goodwill, customer lists, intellectual property and other rights required for or incident to the conduct of the business of ABA and all books and records relating thereto, but not including the Excluded Assets) as TS shall have designated in writing to ABA on or before the date sixty (60) days after the date hereof.

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         (b)  "Excluded Assets" shall mean and include the following:

                   (i) any state or federal license, permit or authorization to conduct business;

                   (ii) any agreements between ABA and any employee of ABA providing for the employment of such employee by ABA;

                   (iii) the corporate minute books and stock records of ABA;

                   (iv) the Haverford lease;

                   (v) any of the assets referred to in clause (v) of Section II.A.3(a) hereof that are not designated as Transferred Assets pursuant to the terms of such clause;

                   (vi) any insurance policy.

         (c) "Assumed Liabilities" shall mean and include, collectively, the following (as they exist on the date hereof, but in each case excluding the Excluded Liabilities):

                   (i) all liabilities and obligations of ABA to provide services or to pay credits for wrong numbers to the Customers under the Customer Agreements; and

                   (ii) the Existing Residual Obligations disclosed in the Original Agreement and listed as "Existing Residual Obligations" on
         Schedule 2 hereto, but only to the extent they relate to the Customers;

                   (iii) if the ABA contract with Frontier is a Transferred Asset, the Existing Residual Obligations disclosed in the Original Agreement and listed as "Existing Residual Obligations" on Schedule 2 hereto, to the extent they relate to traffic under such Frontier Agreement;

                   (iv) the liabilities and obligations of ABA under the Lease, but not in excess of an aggregate of $75,000;

                   (v) the liabilities and obligations of ABA in respect of the liabilities indicated as being an "Assumed Liability" on Schedule 3 hereto; provided that the aggregate amount of such liabilities and obligations hereby described and included shall not exceed the sum of $515,218 plus the amount of cash included as a Transferred Asset and transferred as of the date hereof to TS; and

                   (vi) all operating expenses incurred by ABA in the ordinary course since December 5, 1996 (other than legal fees incurred in connection with this Agreement, the Original Agreement and the Basic Agreements and the transactions contemplated hereby and thereby); provided that the aggregate amount of such liabilities and obligations hereby described and included shall not exceed the sum of $515,218 plus the amount of cash included as a Transferred Asset and transferred as of the date hereof to TS.

         (d) "Excluded Liabilities" shall mean and include any and all liability and obligation, whether now existing or hereafter arising, arising from or under or by reason of any of the following:

                   (i) the liabilities and obligations of ABA hereunder or under any of the other Basic Agreements;

                   (ii) any liability or obligation related to or arising under or by reason of any Excluded Asset subject to Article II.E;

                   (iii) any liability based upon or arising out of a violation by ABA of any law, rule, regulation or judicial or administrative order or ruling, including, without limitation, any such by reason of ABA's marketing to, solicitation of or servicing of, any customer or end-user under the Restated Partition Agreement for any actions taken prior to date;

                   (iv) any liability based upon or arising out of any pending action, suit or proceeding to which ABA is a party, including, without limitation, any thereof under any of the Customer Agreements;

                   (v) any liability of ABA, fixed or contingent, asserted or unasserted, known or unknown, foreseen or unforeseen, arising out of or based upon incidents oc-curring on or before the date hereof, including any claim by any customer or end-user of ABA, including, without limitation, any thereof under any of the Customer Agreements, or by any state or federal governmental, regulatory or administrative authority;

                   (vi) any liability for any state, federal or local franchise, income or accumulated earnings taxes, other than taxes collected, withheld or escrowed by TS in accordance with the provisions of the Restated Partition Agreement;

                   (vii) any liability of ABA to any Shareholder or controlling person of ABA, including, without limitation, any indebtedness of ABA to either Means or Arch;

                   (viii) any documentary stamps, conveyance taxes or other similar charges incurred by ABA on the transfer of the Transferred Assets to TS; and

                   (ix) any other fees, charges, expense, taxes or liabilities incurred by ABA or any Shareholder in connection with the transactions contemplated by this Agreement, except the costs and expenses, if any (the "Regulatory Costs"), of filing with state and federal governmental and regulatory authorities with authority over the provision of telecommunications services with respect to the transfers of the Customers as herein provided.

                  4. The sale, conveyance, transfer, assignment and delivery of the Transferred Assets shall be effected by delivery as of the date hereof by ABA to TS of such deeds, transfers in registrable form, bills of sale in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, letters of agency, licenses (including, without limitation, the non-exclusive (subject only to the right granted to The Furst Group to use the name in connection with certain traffic transferred by ABA to The Furst Group) right to use ABA's name or variations thereof in connection with the Customers and the provisioning thereof), authorizations, certificates, drafts, checks or other instruments of transfer and conveyance, duly executed by ABA, as TS shall, from time to time, reasonably deem necessary to vest in TS good and marketable title to such Transferred Assets free and clear of all claims, charges, liens and encumbrances, and such other documents as TS may reasonably request to demonstrate satisfaction of the conditions of and compliance with this Agreement by ABA, including, without limitation, the Bill of Sale and Assumption in substantially the form of Exhibit A attached hereto. The assumption by TS of the Assumed Liabilities shall be effected by delivery on the date hereof by TS to ABA of the Bill of Sale and Assumption in substantially the form of Exhibit A attached hereto (the "Assumption Agreement", and together with such other documents as Holdings or TS may reasonably request to demonstrate satisfaction of the conditions of and compliance with this Agreement by TS and ABA, collectively, the "Other Transfer Documents").

                  5. Nothing in this Agreement or in the Other Transfer Documents shall be construed as an attempt or an agreement to assign or cause the assignment or transfer of any Transferred Asset, including, without limitation, any contract, agreement or license, which is in law nonassign- able or nontransferable without the consent of the other party or parties thereto or the issuer thereof or any other governmental or regulatory third party, unless such consent shall have been given. Each of ABA and TS shall use its commercially reasonable best efforts to obtain all necessary consents of such other parties to the assignment of any such Transferred Assets.

                  6. If the consent of any third party to the assignment of any Transferred Asset cannot be obtained, or if any attempted assignment of any thereof would be ineffective or would adversely affect ABA's rights thereunder so that TS would not in fact receive all such rights, ABA shall cooperate in any arrangement TS may reasonably request to provide for TS the benefit under any such Transferred Asset, including enforcement for the benefit of TS of any and all of ABA's rights against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

                  7. ABA shall promptly and in good faith forward to TS, in the manner directed by TS, any payment of monies to which TS is entitled hereunder, but which is received by ABA rather than TS, and, until such amount is so paid over, it shall be held in trust by ABA for the benefit of TS.

                  8. TS is hereby appointed the attorney-in-fact of ABA for the purpose of effecting and perfecting its interests in the Transferred Assets and carrying out the purposes of this Section, which appointment is irrevocable

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and coupled with an interest.  Without limiting the generality of the foregoing,
TS shall have the right and power to receive, endorse and collect all checks made payable to the order of ABA representing any payment that is a Transferred Asset or any part thereof and to give full discharge for the same.

         B.  Termination and Release.

                  Each of TS and Holdings, jointly and severally, on the one hand, and the Company, the Shareholders and Arch, jointly and severally, on the other hand, on behalf of itself and its successors, assigns and affiliates, hereby agrees for the benefit of each of the parties on the other hand (and their respective directors, officers, share-holders, employees and affiliates and the respective suc-cessors, assigns and affiliates thereof) that this Agreement is being entered into in complete settlement of, and in full satisfaction of, any and all obligations, liabilities, claims, demands, actions, suits or causes of action as may exist or arise under or by reason of or in respect of or as a consequence of the Original Agreement, the transactions contemplated thereby, the prior business or financial relationships, contractual or otherwise, that may have existed between or among any of the parties hereto or any actions taken or not taken by any party prior to the date hereof with respect to the transactions contemplated by the Original Agreement or the Restated Partition Agreement or with respect to any of the transactions contemplated hereby, and that, except as the terms and provisions thereof may be incorporated by reference herein or otherwise expressly continued by the terms of this Agreement, each of the Original Agreement and the Restated Partition Agreement hereby shall be, and hereby is, terminated, without any further liability or obligation thereunder on the part of any party thereto (or any of their respective directors, officers, shareholders, employees and affiliates or any of the respective successors, assigns and affiliates of any thereof), except that the provisions of Section 7.7 of the Original Agreement shall survive such termination; and each of TS and Holdings, jointly and severally, on the one hand, and the Company, the Shareholders and Arch, jointly and severally, on the other hand, on behalf of itself and its successors, assigns and affiliates, hereby now and forever releases each of the parties on the other hand (and their respective directors, officers, shareholders, employees and affiliates and the respective successors, assigns and

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affiliates  thereof)  from any and all  Claims  and  Damages  as may  exist  or, directly or indirectly, arise under or by reason of or in respect of or as a consequence of (i) such termination, (ii) the Original Agreement or any of the other "Basic Agreements" (as defined in the Original Agreement), (iii) the transactions thereby or hereby contemplated or (iv) the actions or inactions of any person in respect of the consummation or nonconsummation of the transactions contemplated by the Original Agreement or the establishment of the terms hereof, except, in each case, as otherwise expressly provided in this Agreement and the other Basic Agreements. For purposes of this Agreement, "Basic Agreements" shall mean, collectively, this Agreement, the Non-Compete Agreement (as hereinafter defined), the Means Employment Agreement (as hereinafter defined) and the Other Transfer Documents. Without limitation of the generality of the foregoing, TS hereby releases ABA from any obligation or liability for the payment of the outstanding amounts payable under the Restated Partition Agreement for services provided thereunder or advances made thereunder or interest or other like charges thereon and thereunder.

         C.  Certain Employment Arrangements

                  1. ABA and Means shall terminate the Means Employment Agreement dated as of July 23, 1996 and each of ABA and Mr. Means ("Means") shall be relieved of any obligation thereunder. TS and Means shall execute and deliver the Employment Agreement, dated the date hereof (the "Means Employment Agreement"), between TS and Means, in the form of Exhibit B attached hereto and Holdings shall grant to Means the options referred to therein.

                  2. TS shall employ each of Gary Jester and Robert Means as employees-at-will and Holdings shall grant to each of them an option to purchase 50,000 shares of Holdings Common Stock, which option will be substantially in the form of the option forming a part of Exhibit B attached hereto to be delivered to Means, including the provision for the vesting of rights thereunder in three equal installments.

                  3. TS shall offer employment to the employees of ABA listed on
Schedule 2 hereto and will employ such of such employees, as employees-at-will, as shall accept such offer, and ABA shall release such employees as are so employed by TS as employees of ABA.

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         D.  Non-Compete Agreement

                  Holdings and ABA shall execute and deliver the Non-Compete Agreement, dated the date hereof (the "ABA Non-Compete Agreement"), between Holdings and ABA, in the form of Exhibit C attached hereto.

         E.  Option

                  ABA hereby grants to TS an option and right, exercisable on or before the first anniversary of the date hereof, to acquire from ABA, upon payment of $1 in cash and receipt of all necessary approvals, such of ABA's state or federal licenses, permits or authorizations to conduct business (collectively, the "Licenses") as TS may elect and ABA shall maintain such Licenses in full force and effect if and to the extent that TS so requests and provides ABA with the necessary funds to pay costs incurred after the date hereof required so to maintain such Licenses.

                                   ARTICLE III

                                CERTAIN COVENANTS

                  A.  Further Assurances.

                  Subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Basic Agreements, including, without limitation, cooperating with Holdings and TS, using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including, without limitation, submissions of information requested by governmental authorities.

                  B.  Confidentiality.

                  1. At all times after the date hereof, each of ABA and the Shareholders shall treat as Holdings' and TS' confidential property and not use or disclose to others, without the prior written consent of TS, any non-publicly available information or data with respect to any of the Transferred Assets (including, but not limited to, any technical information or data provided by ABA or the

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Shareholders in respect of the  Transferred  Assets) that may have heretofore or hereafter been provided or disclosed by ABA or the Shareholders in respect of the Transferred Assets, in connection with the Original Agreement or the Basic Agreements, any negotiations pertaining thereto or any of the transactions contemplated hereby or thereby. At all times after the date of this Agreement, each of the Shareholders and ABA shall treat, and ABA shall cause its directors, officers, employees, agents, representatives and consultants to treat, as Holdings' and TS' confidential property and not use or disclose to others or
permit  ABA's  directors,   officers,  employees,  agents,  representatives  and
consultants to use or disclose to others, without the prior written consent of TS, any non-publicly available information or data of Holdings or TS (including, but not limited to, any technical information or data provided by or on behalf of Holdings or TS) that may have heretofore or hereafter been provided or disclosed by or on behalf of Holdings or TS in connection with the Basic Agreements or the Original Agreement, any negotiations pertaining thereto or any of the transactions contemplated hereby or thereby.

                  2. The foregoing clause 1. shall not prevent any party hereto from using or disclosing to others information: (i) which such party can show has become part of the public domain other than by acts or omissions of such party, its directors, officers, employees, agents, representatives and consultants; (ii) which has been furnished to such party by third parties as a matter of right, without restriction on disclosure or use known to such party;
(iii) that such party is required to disclose by applicable law or regulation, in which case the party so required to disclose shall give the other party prompt notice of such requirement in all cases with sufficient time for such other party to seek a protective order or other limit on disclosure (unless the party subject to the disclosure requirement would suffer penalties or sanctions for failure to immediately disclose such information); or (iv) as necessary for the enforcement of this Agreement or any of the Basic Agreements. If any party becomes aware of any motion or other regulatory or court proceeding that might require it to disclose any of the terms of this settlement, that party will give immediate written notice of such motion or proceeding to the other and both parties shall act cooperatively to retain the confidentiality of the terms hereof. For purposes of this paragraph, "third party" does not include a person (other than a direct competitor of Holdings or its affiliates) retained by any party to provide advice, consultation, analysis, legal counsel or any other services in connection with this Agreement, if such person agrees to be bound by the confidentiality obligations of this Agreement.

                  C.  Public Announcement.

                  No press release, public announcement, confirmation or other information regarding this Agreement or the other Basic Agreements or the contents hereof or thereof shall be made by any party without the prior written approval of the other parties, except as may be necessary to meet the requirements or regulations of any applicable law, governmental unit or agency or NASDAQ.

                  D.  Financial Information.

                  As soon as practicable after the date hereof, ABA shall deliver to Holdings unaudited balance sheets of ABA as at the end of the nine month period ended September 30, 1996 and as at the end of the comparative nine month period of the preceding year, together with unaudited summaries of earnings of ABA for such period and the comparative calendar period of the preceding year. Such financial statements (i) shall present fairly, in all material respects, the financial position, results of operations and cash flows of ABA as at or for the period indicated and shall be prepared in accordance with generally accepted accounting principles (other than to omit footnotes that might be required thereby, and subject to normal year-end adjustments) and on a basis consistent with the practices applied in the preparation of the December 31, 1995 Holdings financial statements, (ii) shall be certified, on behalf of ABA, by the President and the Chief Financial Officer of ABA, and (iii) shall be presented in accordance with the requirements of Reg. S-X. ABA shall direct Fishbein & Co. to consent to the use of the 1995 Financial Statements by Holdings and the filing of such 1995 Financial Statements by Holdings with the SEC.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         A. ABA and Shareholders Representations and Warran- ties. Each of ABA and the Shareholders hereby represents and warrants as of the date hereof as follows:

         1. Each of the representations and warranties set forth in Section 4.1 of the Original Agreement (including the ABA Disclosure Memorandum dated December 12, 1996 attached hereto as Appendix C, in the form delivered to, and accepted by Holdings, but not including the last sentence of clause (i) of
Section  4.1(e) and  Section  4.1(x)  thereof)  and in clauses (v) and (viii) of
Section 2.7(b) of the Restated Partition Agreement is incorporated herein in its entirety by this reference, together with the definitions of the capitalized terms herein (except that references therein to "this Agreement" and to the "Basic Agreements" shall, for all purposes of this Section, be references to this Restructuring Agreement and to the Basic Agreements as herein defined), and each of such representations and warranties is complete and correct as of the date hereof as fully as if made as of the date hereof and included in its entirety herein.

         2. The unaudited balance sheets of ABA as at the end of the nine month period ended September 30, 1996 and as at the end of the comparative nine month period of the preceding year, together with unaudited summaries of earnings of ABA for such nine month period and the comparative calendar nine month period of the preceding year to be delivered to Holdings within two weeks of the date hereof shall present fairly, in all material respects, the financial position, results of operations and cash flows of ABA as at or for the period indicated and shall be prepared in accordance with generally accepted accounting principles. Except to the extent reflected or reserved against in the September 30, 1996 balance sheet or incurred in the ordinary course of business since such date and described in the ABA Disclosure Memorandum dated December 12, 1996 attached hereto as Appendix C or in a writing delivered to Holdings specifically referencing this Section, ABA does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities for taxes or relating to environmental protection matters or occupational health or safety.

         3. The consideration received by ABA for the Transferred Assets represents reasonably equivalent value therefor and was negotiated by ABA, the Shareholders, Holdings and TS in good faith and ABA will not, by reason of the consummation of the transactions contemplated hereby, be rendered insolvent.

         4. ABA has good and marketable title to each of the Transferred Assets, free and clear of any lien, charge or encumbrance except, in each case, as indicated in the ABA Disclosure Memorandum.

         5. Schedule 2 hereto contains a complete and correct summary of the terms of the Lease.

         6. Schedule 3 attached hereto includes a complete and correct list of all of ABA's assets and liabilities as of the date hereof, whether tangible or intangible.

         B. Holdings and TS Representations and Warranties. Each of Holdings and TS hereby represents and warrants as of the date hereof that it has the corporate power and authority to execute and deliver the Basic Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby, such execution, delivery, performance and consummation have been duly authorized by all necessary corporate action on its part and each of the Basic Agreements to which it is a party has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

                                    ARTICLE V

                                 INDEMNIFICATION

         A.   Holdings Indemnity.

         Subject to the provisions hereof, Holdings shall indemnify ABA and the Shareholders and ABA's directors, officers, employees, agents, shareholders and affiliates (collectively, the "ABA Indemnified Parties") from, and hold each of such ABA Indemnified Parties harmless from, any and all Damages incurred or suffered by any of the ABA Indemnified Parties arising out of or by reason of or based upon or as a consequence of:

                  1. any breach of any representation or warranty of Holdings or its Subsidiaries contained in this Agreement or any other Basic Agreement;

                  2. the Regulatory Costs;

                  3. any fines, claims or other charges paid by ABA to any governmental or other regulatory authority by reason of the transfer of the Transferred Assets to TS as contemplated by this Agreement ("Regulatory Charges");

                  4. any liability of ABA arising after the date hereof to any governmental or regulatory authority arising from any action by TS after the date hereof in respect of the Transferred Assets or from any use by TS of the ABA name;

                  5. any costs or expenses, incurred after the date hereof, for obtaining any regulatory permits or licenses in connection with ownership or use by TS of the Transferred Assets;

                  6. any breach of any of Holdings's covenants contained herein;

                  7.  the Assumed Liabilities.

         B.  Notice Regarding Indemnities; Limitation of Indemnity.

         1. If any legal proceeding shall be instituted, or any Claim or demand shall be made against an indemnified party in respect of which an indemnifying party may be liable hereunder, the indemnified party shall give prompt written notice thereof to the indemnifying party. The indemnifying party, at its option and expense, may participate in and assume the control of the defense of any such legal proceeding and the negotiation and settlement of any such Claim or demand, and the indemnifying party shall have the absolute right, in its sole discretion and without the consent of the indemnified party, to settle any such legal proceeding, Claim or demand; provided, however, that the indemnifying party may not, in defense of any such proceeding, Claim or demand, except with the written consent of the indemnified party (not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect thereof. After notice to the indemnified party of the indemnifying party's election to assume the control of the defense of any such proceeding or the negotiation and settlement of any such Claim or demand, the indemnifying party shall be liable to the indemnified party in respect of reasonable legal or other expenses subsequently incurred by the indemnified party in connection with any such defense or negotiation or settlement only to the extent incurred at the request of the indemnifying party. As to those actions, Claims or demands with respect to which the indemnifying party does not elect to assume the control of the defense or the negotiation and settlement, the indemnified party will afford the indemnifying party an adequate opportunity to participate in such defense or negotiation and settlement, at the indemnifying party's expense, and will not consent to the entry of any judgment or enter into any settlement of the same without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

         2. If the amount of Damages paid, at any time subsequent to such payment, shall be reduced by any recovery, settlement or otherwise, the amount of such reduction, less any expense incurred by the party receiving such recovery in connection therewith, promptly shall be repaid to the indemnifying party.

         3. No Claim with respect to Damages described in Section V.A hereof shall be valid unless asserted in writing prior to the expiration of the applicable period, if any, covered by such indemnity described in Section VI.L. hereof, specifying in reasonable detail the representation or warranty that allegedly has been breached and furnishing the basis for such allegation.

                                   ARTICLE VI

                                  MISCELLANEOUS

         A.  Brokers

                  ABA represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated hereby.

         B.  Expenses

                  All costs and expenses incurred in connection with the Basic Agreements and the transactions contemplated hereby or thereby shall be paid by the party incurring such expenses.

         C.  Notices

                  All notices and other communications hereunder shall be given by telephone and immediately confirmed in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)               if to Holdings or TS, to it at:

                           Tel-Save Holdings, Inc.
                           Law Department
                           6805 Route 202
                           New Hope, Pennsylvania 18938
                           Attention: General Counsel

                           Telephone Number: (215) 862-1500
                           Facsimile Number: (215) 862-1085

         With copies to:

                           Arnold & Porter
                           399 Park Avenue
                           New York, New York 10022
                           Attention: Jonathan C. Stapleton, Esq.

                           Telephone Number: (212) 715-1000
                           Facsimile Number: (212) 715-1399

         (b)               if to ABA:

                           220 Division Street
                           Kingston, Pennsylvania 18704
                           Attention: Mr. Sam Means

                           Telephone Number: (717) 283-9247
                           Facsimile Number: (717) 283-5331

                           and to:

                           86 West Eagle Road
                           Havertown, Pennsylvania 19083
                           Attention: Mr. Ralph Arch

                           Telephone Number: (610) 789-4888
                           Facsimile Number: (610) 789-8822
         with copies to:

                           Swidler & Berlin
                           3000 K Street, N.W.
                           Suite 300
                           Washington, DC  20007-5116
                           Attention:  Andrew M. Ray, Esq.

                           Telephone Number: (202) 424-7500
                           Facsimile Number: (202) 424-7643

         D.  Interpretation

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles and Exhibits refer to sections, articles and exhibits of this Agreement unless otherwise stated.

         E.  Severability

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve, to the extent legally permitted, each party's anticipated benefits and obligations under this Agreement.

         F.  Entire Agreement

                  This Agreement and the Basic Agreements constitute the entire agreement, and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         G.  Assignments

                  This Agreement (i) is not intended to confer upon any other person any rights or remedies hereunder, except as provided in Article V hereof with respect to the ABA Indemnified Parties and in Section II.B. hereof in respect of those persons referenced therein other than the parties hereto; and
(ii) shall not be assigned by operation of law or otherwise, except that Holdings or TS may assign all or any portion of its rights under this Agreement to any of its Affiliates (provided, however, that in the event of any such assignment, Holdings or TS, as the case may be, shall cause such assignee to execute and become a party to the Basic Agreements and such assignee shall be vested with all the rights and obligations assigned to it by the assignor as if it were named in this Agreement and the Basic Agreements), but no such assignment shall relieve Holdings or TS, as applicable, of its obligations hereunder.

         H.  Governing Law

                  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof.

         I.  Consent to Jurisdiction

                  The parties hereto expressly consent to the personal jurisdiction of the courts of the United States of America and of the courts of the Commonwealth of Pennsylva- nia, in each case sitting in the Commonwealth of Pennsylva- nia.

         J.  Amendments

                  No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties.

         K.  Third Party Beneficiaries

                  This Agreement and the other Basic Agreements are intended for the benefit of the parties hereto and thereto, as the case may be, and their respective successors and permitted assigns, and are not for the benefit of nor may any provision hereof be enforced by, any other Person, including, without limitation, any customer or End User of ABA (such customers and End Users having no rights whatsoever herein or therein), except as provided in Article V hereof with respect to the ABA Indemnified Parties and in Section II.B. hereof in respect of those persons referenced therein other than the parties hereto.

         L.   Survival   of   Representations   and   Warranties   and   Related
Indemnification.

                  The representations and warranties of ABA and the Shareholders shall terminate as of, and not survive, the closing on the date hereof. The representations and warranties of TS and Holdings set forth herein and the indemnifications set forth in Article V. hereof based thereon shall survive for a period of nine (9) months after the closing on the date hereof.

         M.  Counterparts

                  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but together shall be construed as one document.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                                       TEL-SAVE HOLDINGS, INC.




----------------------                 By: __________________________________
                                           Name: ____________________________
                                           Title: ___________________________

                                       By: __________________________________
                                           Name: ____________________________
                                           Title:____________________________



                                       TEL-SAVE, INC.

---------------------
                                       By: __________________________________
                                           Name: ____________________________
                                           Title:____________________________



                                       By: _________________________________
                                           Name:____________________________
                                           Title:___________________________



                                       AMERICAN BUSINESS ALLIANCE, INC.



                                       By: _________________________________
---------------------                      Name: ___________________________
                                           Title:___________________________


---------------------                   ____________________________________
                                        MR. SAM MEANS


---------------------                   ____________________________________
                                        MR. SCOT ARCH

---------------------                   ___________________________________
                                         MS. ELLEN ARCH


                                        Voting Trust U/A dtd
                                          September 1, 1993

---------------------
                                        By: ______________________________
                                            Ralph Arch, Voting Trustee



---------------------                   __________________________________
                                        MR. RALPH ARCH